CAPSTONE CHURCH CAPITAL FUND
ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT, is made this 17th day of August 2011 by and between CFS CONSULTING SERVICES, LLC,  ("Administrator"), a Texas Limited Liability Company having its principal place of business in Houston, Texas and CAPSTONE CHURCH CAPITAL FUND ("Fund”), a Delaware statutory trust organized under a Declaration of Trust dated October 26, 2004, and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a closed-end, diversified management investment company;

W I T N E S S E T H

WHEREAS, the Fund intends to engage in business as a closed-end, diversified management investment company and register as such under the Investment Company Act of 1940 (the "Act"); and

WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies; and

WHEREAS, the Trust desires to retain the Administrator to render supervisory and administrative services to the Fund and the Adviser is willing to furnish such services to the Trust, in the manner and on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.
Employment of the Administrator. The Fund hereby employs the Administrator to perform the duties set forth in Paragraph 2 hereof for the period and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services herein set forth for the compensation herein provided. The Administrator shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.
Duties of the Administrator. The Administrator, subject to the direction of the Board of Trustees and officers of the Fund, undertakes to provide the following services and to assume the following obligations:

(a)
Administrative Services. The Administrator shall conduct and manage the day-to-day operations of the Fund, including (i) the coordination of all matters relating to the functions of the investment Adviser, custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Fund, (ii) providing the Fund, at the Administrator's expense, with services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Fund, including duties in connection with shareholder relations, reports,  redemption requests and account adjustments and the maintenance of certain books and records of the Fund, (iii) the preparation of registration statements, prospectuses, reports, proxy solicitation materials and  amendments thereto and the furnishing of legal services to the Fund except for services provided by outside counsel to be selected by the Board of Trustees, and (iv) providing the Fund, at the Administrator's expense, with adequate office space and related  services  necessary for its operations as contemplated in this Agreement.

(b)
Other Obligations and Services. The Administrator shall make its officers and employees available to the Board of Trustees and officers of the Fund for consultation and discussions regarding the administrative management of the Fund.

3.	Expenses of the Fund.
(a)
The Administrator. The Administrator assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds' custodial system), office space and facilities necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Fund and the fees of all trustees of the Fund who are affiliated persons of the Administrator.

(b)
The Fund. The Fund assumes and shall pay or shall arrange to pay all other expenses of the Fund, including (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of its trustees other than those who are affiliated persons of the Adviser or the Administrator; (iv) fees of outside counsel to and of independent accountants of the Fund selected by the Board of Trustees; (v) custodian, registrar and transfer agent fees and expenses; (vi) expenses related to the repurchase or redemption of the Fund’s shares  including expenses related to a program of periodic repurchases or redemptions; (vii) expenses related to the issuance of the Fund’s shares against payment therefor by or on behalf of the subscribers thereto; (viii) fees and related expenses of registering and  qualifying  the Fund and its shares for distribution under state and federal securities laws; (ix) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Fund; (x) all other expenses incidental to holding meetings of  the shareholders of the Fund including proxy solicitations therefor; (xi) expenses for servicing shareholder accounts; (xii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiii) dues for membership of the Fund in trade associations approved by the Board of Trustees; and (xiv) such non-recurring expenses as may arise, including those associated with actions, suits or proceedings arising out of the activities of the Fund to which the Fund is a party and the legal obligation which the Fund may have to indemnify the officers and trustees with respect thereto. To the extent that any of the foregoing expenses are allocated among the Fund or any other party, such allocations shall be made pursuant to methods approved by the Board of Trustees.

4.
Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, the Fund shall pay to the Administrator at the end of each month a fee at the annual rate of 0.075% of the first $500 million, 0.06% on the next $500 million and 0.05% over $1 billion of the average daily net assets of the Fund as determined and computed in accordance with the description of the method of determination of net asset value contained in the combined prospectus and statement of additional information of the Fund as in effect from time to time under the Securities Act of 1933. If the Administrator shall serve for less than any whole quarter, the compensation described in the preceding sentence shall be prorated.

5.	Activities of the Administrator. The services of the Administrator to the Fund hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others.

6.
Liabilities of the Administrator. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be liable to the Fund or to any shareholder of the Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

7.	Renewal. Renewal. The term of this Agreement shall commence on the date hereof and shall continue in effect until terminated in accordance with Paragraph 8 hereof.

8.
Termination. After August 17, 2011, this Agreement may be terminated with respect to one or more Funds without the payment of any penalty (i) by the Company on 60 days' notice to the Administrator and (ii) by the Administrator on 90 days' written notice to the Company.

9.
Amendments. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the Board of Trustees of the Fund, and in accordance with any applicable regulatory requirements.

10.
Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

                                  If to the Administrator:

CFS Consulting Services, LLC
3700 West Sam Houston Parkway South Suite 250
Houston, Texas 77042

If to the Fund:

   Capstone Church Bond Fund
3700 West Sam Houston Parkway South Suite 250
Houston, Texas 77042

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.

11.
Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

12.
Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

13.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

14.
Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Fund as a closed-end diversified management investment company.

15.
Limitation of Liability for Claim. The Declaration of Trust of the Fund, a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of State of Delaware, provides that the name Capstone Church Bond Fund refers to the Trustees under the Declaration of Trust collectively as Trustees and not as individuals or personally, and that no shareholder of the Fund, Trustee, officer, employee or agent of the Fund, shall be subject to claims against or obligations of the Fund to any extent whatsoever, but that the Fund estate only shall be liable.

The Administrator is hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust and hereby agrees that the obligations assumed by the Fund on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Administrator shall not seek satisfaction of any such obligation from shareholders or any shareholder of the Fund, or from any Trustee, officer, employee or agent of the Fund. The Administrator understands that the rights and obligations of the Fund under the Declaration of Trust  are separate and distinct from those of any and all other series.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

CAPSTONE CHURCH CAPITAL FUND

By /s/ Edward L. Jaroski

Name: Edward L. Jaroski

Title: President

CFS CONSULTING SERVICES, LLC
By /s/ Edward L. Jaroski
Name: Edward L. Jaroski Title: President